Archrock Reports Second Quarter 2023 Results, Increases 2023 Guidance and Updates Capital Allocation

HOUSTON, July 31, 2023 - Archrock, Inc. (NYSE: AROC) (“Archrock”) today reported results for the second quarter of 2023.

Second Quarter 2023 Highlights

●	Revenue for the second quarter of 2023 was $247.5 million compared to $215.8 million in the second quarter of 2022.
●	Net income for the second quarter of 2023 was $24.7 million compared to $16.7 million in the second quarter of 2022.
●	Adjusted EBITDA (a non-GAAP measure defined below) for the second quarter of 2023 was $112.8 million compared to $99.5 million in the second quarter of 2022.
●	Declared a quarterly dividend of $0.155 per common share for the second quarter of 2023, an increase of 3.3% compared to the prior quarter, resulting in dividend coverage of 2.1x.
●	Repurchased 222,250 common shares at an average price of $9.33 per share for an aggregate of $2.1 million.
●	Achieved record period-end utilization of 95% for the second quarter of 2023 compared to 87% in the second quarter of 2022.
●	Raised 2023 Adjusted EBITDA guidance to a range of $430 million to $450 million from $400 million to $430 million.

Management Commentary and Outlook

“Exceptional execution drove Archrock’s outstanding second quarter performance,” said Brad Childers, Archrock’s President and Chief Executive Officer. “With unwavering customer demand for our services, we achieved another all-time high fleet utilization of 95% at quarter end and record monthly revenue per horsepower in the quarter. Higher pricing and our continued focus on cost management drove an increase in our contract operations gross margin percentage of 450 basis points compared to the first quarter of 2023. In aftermarket services, we delivered year-over-year gross margin growth of more than 40%, the result of encouraging outsourcing trends for equipment maintenance as well as meaningful price increases.

“Our strong first half performance, the undersupplied compression market and an early and elevated level of customer bookings for 2024 give us confidence to raise expectations for the full-year 2023 and to expect this robust market to continue well into the future. Given the inflection point in our results, and reflecting our commitment to creating and returning value to our shareholders, we increased shareholder returns during the second quarter by over 15% on an annual basis, through an additional dividend increase and share repurchases.

“Looking ahead, we believe natural gas production fundamentals remain durable and promising, particularly given our strong leverage to associated gas plays. In addition, the compression industry is as tight as we’ve ever seen, our competitive position is as strong as it’s ever been and our balance sheet offers distinctive flexibility within the compression sector. Based on our current outlook for 2024, we expect to be in the enviable position to grow our dividend, with a 2024 target of 5%, maintain a dividend coverage ratio of approximately 2.0x, and concurrently drive our leverage ratio even lower to a range of 3.0 to 3.5 times, all while also funding our growth capital expenditures and preserving optionality to buy back additional shares,” concluded Childers.

Second Quarter 2023 Financial Results

Archrock’s second quarter 2023 net income of $24.7 million included a non-cash long-lived and other asset impairment of $2.9 million and a non-cash unrealized change in the fair value of our investment in an unconsolidated affiliate of $1.7 million. Archrock’s second quarter 2022 net income of $16.7 million included a non-cash long-lived and other asset impairment of $4.6 million.

Adjusted EBITDA for the second quarter of 2023 and 2022 included $1.2 million and $18.9 million, respectively, in net gains related to the sale of compression and other assets.

Contract Operations

For the second quarter of 2023, contract operations segment revenue totaled $201.1 million, an increase of 21% compared to $166.3 million in the second quarter of 2022. Gross margin (a non-GAAP measure defined below) was $125.1 million, up 28% from $97.9 million. Gross margin percentage of 62% for the second quarter of 2023, compared to 59% in the second quarter of 2022. Total operating horsepower at the end of the second quarter of 2023 was 3.6 million compared with 3.3 million at the end of the second quarter of 2022. Utilization at the end of the second quarter of 2023 was 95%, compared to 87% at the end of the second quarter of 2022.

Aftermarket Services

For the second quarter of 2023, aftermarket services segment revenue totaled $46.4 million, compared to $49.5 million in the second quarter of 2022. Gross margin of $11.1 million increased 42% compared to $7.8 million in the second quarter of 2022. Gross margin percentage was 24%, up from 16% in the prior year quarter.

Balance Sheet

Long-term debt was $1.6 billion at June 30, 2023 and our available liquidity totaled $403.7 million. Our leverage ratio was 4.2x, compared to 4.4x as of June 30, 2022.

Shareholder Returns

Quarterly Dividend

Our Board of Directors recently declared a quarterly dividend of $0.155 per share of common stock, or $0.62 per share on an annualized basis. Dividend coverage in the second quarter of 2023 was 2.1x. The second quarter 2023 dividend will be paid on August 15, 2023 to stockholders of record at the close of business on August 8, 2023.

Share Repurchase Program

During the quarter ended June 30, 2023, Archrock repurchased 222,250 common shares at an average price of $9.33 per share, for an aggregate of approximately $2.1 million. Approximately $48 million remains available for future common share repurchases under Archrock’s share repurchase program.

2023 Annual Guidance

Archrock is providing annual guidance as listed below. All figures are in thousands, except percentages and ratios:

	Full Year 2023 Guidance
	Low	High
Net income (1)	$93,800	$113,800
Adjusted EBITDA(2)	430,000	450,000
Cash available for dividend(3)(4)	227,000	247,000

Segment
Contract operations revenue	$800,000	$810,000
Contract operations gross margin percentage(5)	60%	62%
Aftermarket services revenue	$175,000	$185,000
Aftermarket services gross margin percentage	20%	22%

Selling, general and administrative(5)	$113,000	$110,000

Capital expenditures
Growth capital expenditures	$200,000	$200,000
Maintenance capital expenditures	79,000	79,000
Other capital expenditures	16,000	16,000

(1)	2023 annual guidance for net income includes $5.5 million of long-lived and other asset impairment as of June 30, 2023, but does not include the impact of any such future costs, because due to their nature, they cannot be accurately forecasted. Long-lived and other asset impairment does not impact Adjusted EBITDA or cash available for dividend (a non-GAAP measure defined below), however it is a reconciling item between these measures and net income. Long-lived and other asset impairment for both 2022 and 2021 was $21.4 million.
(2)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(3)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.
(4)	A forward-looking estimate of cash provided by operating activities is not provided because certain items necessary to estimate cash provided by operating activities, including changes in assets and liabilities, are not estimable at this time. Changes in assets and liabilities were $(24.5) million and $(9.5) million for 2022 and 2021, respectively.
(5)	2023 annual guidance reflects the change in tax compliance for approximately $10 million of sales taxes associated with contract operations cost of sales; these costs will be accounted for in contract operations cost of sales in 2023 but were accounted for in selling, general and administrative costs during 2022 and 2021.

Summary Metrics

(in thousands, except percentages, per share amounts and ratios)

	Three Months Ended
	June 30,		March 31,		June 30,
	2023		2023		2022
Net income	$24,653		$16,485		$16,746
Adjusted EBITDA	$112,775		$97,199		$99,493

Contract operations revenue	$201,120		$187,745		$166,298
Contract operations gross margin	$125,087		$108,263		$97,943
Contract operations gross margin percentage	62%		58%		59%

Aftermarket services revenue	$46,423		$42,089		$49,530
Aftermarket services gross margin	$11,080		$8,181		$7,820
Aftermarket services gross margin percentage	24%		19%		16%

Selling, general, and administrative	$28,649		$26,425		$27,691

Cash available for dividend	$52,227		$46,247		$52,068
Cash available for dividend coverage	2.1	x	2.0	x	2.3	x

Free cash flow	$(62,738)		$30,190		$3,576
Free cash flow after dividend	$(86,242)		$6,338		$(18,918)

Total available horsepower (at period end)	3,770		3,729		3,810
Total operating horsepower (at period end)	3,578		3,504		3,322
Horsepower utilization spot (at period end)	95%		94%		87%

Conference Call Details

Archrock will host a conference call on Tuesday, August 1, 2023, to discuss second quarter 2023 financial results. The call will begin at 12:00 p.m. Eastern Time.

To listen to the call via a live webcast, please visit Archrock’s website at www.archrock.com. The call will also be available by dialing 1-888-440-5667 in the United States and Canada or 1-646-960-0476 for international calls. The access code is 4749623.

A replay of the webcast will be available on Archrock’s website for 90 days following the event.

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Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, and a reconciliation of our full year 2023 Adjusted EBITDA guidance to net income appear below.

Gross margin, a non–GAAP measure, is defined as revenue less cost of sales (excluding depreciation and amortization). Gross margin percentage is defined as gross margin divided by revenue. A reconciliation of gross margin to net income, the most directly comparable GAAP measure, appears below.

Cash available for dividend, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items, less maintenance capital expenditures, other capital expenditures, cash taxes and cash interest expense. Reconciliations of cash available for dividend to net income and net cash provided by operating activities, the most directly comparable GAAP measures, and a reconciliation of our updated full year 2023 cash available for dividend guidance to net income appear below.

Free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities. A reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

Free cash flow after dividend, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities less dividends paid to stockholders. A reconciliation of free cash flow after dividend to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is the leading provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, visit www.archrock.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Archrock, Inc. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to Archrock’s results of operations or of financial condition; fundamentals of Archrock’s industry, including the attractiveness of returns and valuation, stability of cash flows, demand dynamics and overall outlook, and Archrock’s ability to realize the benefits thereof; Archrock’s expectations regarding future economic, geopolitical and market conditions and trends; Archrock’s operational and financial strategies, including planned growth, coverage and leverage reduction strategies, Archrock’s ability to successfully effect those strategies, and the expected results therefrom; Archrock’s financial and operational outlook; demand and growth opportunities for Archrock’s services; structural and process improvement initiatives, the expected timing thereof, Archrock’s ability to successfully effect those initiatives and the expected results therefrom; the operational and financial synergies provided by Archrock’s size; and statements regarding Archrock’s dividend policy.

While Archrock believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: changes in customer, employee or supplier relationships; local, regional and national economic and financial market conditions and the impact they may have on Archrock and its customers; changes in tax laws; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; impacts of world events; the financial condition of Archrock’s customers; the failure of any customer to perform its contractual obligations; Archrock’s ability to develop and deploy new technologies and services, including ECOTEC’s products and services, and the expected results therefrom; changes in safety, health, environmental and other regulations; and the effectiveness of Archrock’s control environment, including the identification of control deficiencies.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2022, Archrock’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 and those set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Archrock, Inc.

For information, contact:

Megan Repine

VP of Investor Relations

281-836-8360

investor.relations@archrock.com

Archrock, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Revenue:
Contract operations	$201,120	$187,745	$166,298
Aftermarket services	46,423	42,089	49,530
Total revenue	247,543	229,834	215,828

Cost of sales (excluding depreciation and amortization):
Contract operations	76,033	79,482	68,355
Aftermarket services	35,343	33,908	41,710
Total cost of sales (excluding depreciation and amortization)	111,376	113,390	110,065

Selling, general and administrative	28,649	26,425	27,691
Depreciation and amortization	41,210	40,181	41,356
Long-lived and other asset impairment	2,892	2,569	4,647
Restructuring charges	(85)	1,047	—
Interest expense	28,630	26,581	24,456
Gain on sale of assets, net	(1,176)	(3,605)	(18,948)
Other (income) expense, net	1,463	603	497
Income before income taxes	34,584	22,643	26,064
Provision for income taxes	9,931	6,158	9,318
Net income	$24,653	$16,485	$16,746

Basic and diluted net income per common share (1)	$0.16	$0.10	$0.11

Weighted average common shares outstanding:
Basic	154,358	154,116	153,033
Diluted	154,412	154,281	153,164

(1)	Basic and diluted net income per common share is computed using the two-class method to determine the net income per share for each class of common stock and participating security (restricted stock and stock-settled restricted stock units that have non-forfeitable rights to receive dividends or dividend equivalents) according to dividends declared and participation rights in undistributed earnings. Accordingly, we have excluded net income attributable to participating securities from our calculation of basic and diluted net income per common share.

Archrock, Inc.

Unaudited Supplemental Information

(in thousands, except percentages, per share amounts and ratios)

Three Months Ended
June 30,	March 31,	June 30,
2023	2023	2022
Revenue:
Contract operations	$201,120	$187,745	$166,298
Aftermarket services	46,423	42,089	49,530
Total revenue	$247,543	$229,834	$215,828

Gross margin (1):
Contract operations	$125,087	$108,263	$97,943
Aftermarket services	11,080	8,181	7,820
Total gross margin	$136,167	$116,444	$105,763

Gross margin percentage:
Contract operations	62%	58%	59%
Aftermarket services	24%	19%	16%
Total gross margin percentage	55%	51%	49%

Selling, general and administrative	$28,649	$26,425	$27,691
% of revenue	12%	11%	13%

Adjusted EBITDA (1)	$112,775	$97,199	$99,493
% of revenue	46%	42%	46%

Capital expenditures	$103,084	$84,392	$61,208
Proceeds from sale of property, plant and equipment and other assets	(9,367)	(28,726)	(59,814)
Net capital expenditures	$93,717	$55,666	$1,394

Total available horsepower (at period end) (2)	3,770	3,729	3,810
Total operating horsepower (at period end) (3)	3,578	3,504	3,322
Average operating horsepower	3,549	3,475	3,297
Horsepower utilization:
Spot (at period end)	95%	94%	87%
Average	95%	93%	86%

Dividend declared for the period per share	$0.155	$0.150	$0.145
Dividend declared for the period to all shareholders	$24,353	$23,504	$22,647
Cash available for dividend coverage (4)	2.1	x	2.0	x	2.3	x

Free cash flow (1)	$(62,738)	$30,190	$3,576
Free cash flow after dividend (1)	$(86,242)	$6,338	$(18,918)

(1)	Management believes gross margin, Adjusted EBITDA, free cash flow and free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.
(2)	Defined as idle and operating horsepower and includes new compressor units completed by a third party manufacturer that have been delivered to us.
(3)	Defined as horsepower that is operating under contract and horsepower that is idle but under contract and generating revenue such as standby revenue.
(4)	Defined as cash available for dividend divided by dividends declared for the period.

	June 30,	March 31,	June 30,
	2023	2023	2022
Balance Sheet
Long-term debt (1)	$1,639,239	$1,547,274	$1,532,438
Total equity	855,533	853,050	873,918

(1)	Carrying values are shown net of unamortized premium and deferred financing costs.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Gross Margin

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net income	$24,653	$16,485	$16,746
Depreciation and amortization	41,210	40,181	41,356
Long-lived and other asset impairment	2,892	2,569	4,647
Unrealized change in fair value of investment in unconsolidated affiliate	1,742	254	—
Restructuring charges	(85)	1,047	—
Interest expense	28,630	26,581	24,456
Stock-based compensation expense	3,197	3,327	2,970
Amortization of capitalized implementation costs (1)	605	597	—
Provision for income taxes	9,931	6,158	9,318
Adjusted EBITDA (2)	112,775	97,199	99,493
Selling, general and administrative	28,649	26,425	27,691
Stock-based compensation expense	(3,197)	(3,327)	(2,970)
Amortization of capitalized implementation costs	(605)	(597)	—
Unrealized change in fair value of investment in unconsolidated affiliate	(1,742)	(254)	—
Gain on sale of assets, net	(1,176)	(3,605)	(18,948)
Other (income) expense, net	1,463	603	497
Gross margin (2)	$136,167	$116,444	$105,763

(1)	The amortization of capitalized implementation costs is a new adjustment beginning in the fourth quarter of 2022; as such, only the amounts for the first and second quarters of 2023 have been included.
(2)	Management believes Adjusted EBITDA and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net income	$24,653	$16,485	$16,746
Depreciation and amortization	41,210	40,181	41,356
Long-lived and other asset impairment	2,892	2,569	4,647
Unrealized change in fair value of investment in unconsolidated affiliate	1,742	254	—
Restructuring charges	(85)	1,047	—
Interest expense	28,630	26,581	24,456
Stock-based compensation expense	3,197	3,327	2,970
Amortization of capitalized implementation costs (1)	605	597	—
Provision for income taxes	9,931	6,158	9,318
Adjusted EBITDA (2)	112,775	97,199	99,493
Less: Maintenance capital expenditures	(27,347)	(22,562)	(21,833)
Less: Other capital expenditures	(5,129)	(2,578)	(1,523)
Less: Cash tax payment	(1,120)	(18)	(400)
Less: Cash interest expense	(26,952)	(25,794)	(23,669)
Cash available for dividend (3)	$52,227	$46,247	$52,068

(1)	The amortization of capitalized implementation costs is a new adjustment beginning in the fourth quarter of 2022; as such, only the amounts for the first and second quarters of 2023 have been included.
(2)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(3)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Cash Flows from Operating Activities to Cash Available for Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net cash provided by operating activities	$30,542	$87,856	$12,952
Inventory write-downs	(143)	(216)	(427)
Provision for (benefit from) credit losses	(200)	340	(257)
Gain on sale of assets, net	1,176	3,605	18,948
Current income tax provision	395	277	731
Cash tax payment	(1,120)	(18)	(400)
Amortization of operating lease ROU assets	(826)	(823)	(795)
Amortization of contract costs	(5,160)	(5,090)	(4,773)
Deferred revenue recognized in earnings	4,278	4,476	8,426
Cash restructuring charges	842	120	—
Changes in assets and liabilities	54,919	(19,140)	41,019
Maintenance capital expenditures	(27,347)	(22,562)	(21,833)
Other capital expenditures	(5,129)	(2,578)	(1,523)
Cash available for dividend (1)	$52,227	$46,247	$52,068

(1)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow and Free Cash Flow After Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net cash provided by operating activities	$30,542	$87,856	$12,952
Net cash used in investing activities	(93,280)	(57,666)	(9,376)
Free cash flow (1)	(62,738)	30,190	3,576
Dividends paid to stockholders	(23,504)	(23,852)	(22,494)
Free cash flow after dividend (1)	$(86,242)	$6,338	$(18,918)

(1)	Management believes free cash flow and free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend

(in thousands)

	Annual Guidance Range
	2023
	Low	High
Net income (1)	$93,800	$113,800
Interest expense	111,000	111,000
Provision for income taxes	40,000	40,000
Depreciation and amortization	163,000	163,000
Stock-based compensation expense	13,000	13,000
Long-lived and other asset impairment	5,500	5,500
Amortization of capitalized implementation costs	2,700	2,700
Restructuring charges	1,000	1,000
Adjusted EBITDA (2)	430,000	450,000
Less: Maintenance capital expenditures	(79,000)	(79,000)
Less: Other capital expenditures	(16,000)	(16,000)
Less: Cash interest expense	(108,000)	(108,000)
Cash available for dividend (3)(4)	$227,000	$247,000

(1)	2023 annual guidance for net income includes $5.5 million of long-lived and other asset impairment as of June 30, 2023, but does not include the impact of any such future costs, because due to their nature, they cannot be accurately forecasted. Long-lived and other asset impairment does not impact Adjusted EBITDA or cash available for dividend, however it is a reconciling item between these measures and net income. Long-lived and other asset impairment for both 2022 and 2021 was $21.4 million.
(2)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(3)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.
(4)	A forward-looking estimate of cash provided by operating activities is not provided because certain items necessary to estimate cash provided by operating activities, including changes in assets and liabilities, are not estimable at this time. Changes in assets and liabilities were $(24.5) million and $(9.5) million for 2022 and 2021, respectively.